Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

By and Among

COMMAND SECURITY CORPORATION,

PROSEGUR SIS (USA) INC.

and

CRESCENT MERGER SUB, INC.

Dated as of September 18, 2018

i

ARTICLE VI Termination

6.1	Termination by Mutual Consent	37
6.2	Termination by Either Parent or the Company	38
6.3	Termination by the Company	38
6.4	Termination by Parent	39
6.5	Effect of Termination and Abandonment	39

ARTICLE VII Miscellaneous

7.1	Survival	40
7.2	Modification or Amendment	40
7.3	Waiver of Conditions	40
7.4	Counterparts	41
7.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	41
7.6	Specific Performance	42
7.7	Notices	42
7.8	Entire Agreement	44
7.9	No Third-Party Beneficiaries	45
7.10	Obligations of Parent and of the Company	45
7.11	Definitions	45
7.12	Severability	45
7.13	Interpretation; Construction	45
7.14	Assignment	46

Annex A Defined Terms

Annex B Voting Agreement

Exhibit A Form of Charter of the Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 18, 2018, among Command Security Corporation, a New York corporation (the “Company”), Prosegur SIS (USA) Inc., a Florida corporation (“Parent”), and Crescent Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement is in the best interests of the Company and its shareholders, and has adopted and approved this Agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company in accordance with the New York Business Corporation Law (the “NYBCL”), upon the terms and subject to the conditions set forth herein (the “Merger”), and (ii) resolved to recommend approval of this Agreement by the shareholders of the Company in accordance with Section 903 of the NYBCL;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (i) each adopted, approved and declared it advisable to enter into this Agreement providing for the Merger in accordance with the NYBCL, upon the terms and subject to the conditions set forth herein, and (ii) in the case of Merger Sub, resolved to recommend approval of this Agreement to Parent, as the sole shareholder of Merger Sub, in accordance with Section 903 of the NYBCL;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of Parent, Craig P. Coy, Thomas P. Kikis, Wax Asset Management, LLC, Norman H. Pessin, Brian L. Pessin and Sandra F. Pessin is entering into a voting agreement (the “Voting Agreement”), the form of which is attached hereto as Annex B.

NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

ARTICLE I

The Merger

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the NYBCL, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company under the laws of the State of New York, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as otherwise set forth in this Article I.

1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York, at 9:00 a.m. (Eastern Time) on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will (a) cause the certificate of merger (the “NY Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of New York as provided in Section 904 of the NYBCL and (b) make all other filings and recordings required under the NYBCL to effect the Merger. The Merger shall become effective at the time that the NY Certificate of Merger shall have been duly filed with the Secretary of State of the State of New York or such other date and time as is agreed upon by the parties and specified in the NY Certificate of Merger in accordance with the NYBCL (the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects provided for in this Agreement, the NY Certificate of Merger and the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time: (a) all property, rights, privileges, immunities, powers, franchises, licenses and authority of Company and Merger Sub will vest in the Surviving Corporation; and (b) all debts, Liabilities, obligations, restrictions and duties of each of Company and Merger Sub will become the debts, Liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws, and (b) the by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-laws”), until thereafter amended as provided therein or by applicable Laws.

1.6 Directors and Officers of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub shall be the directors of the Surviving Corporation at the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.

2

ARTICLE II
Effect of the Merger on Capital Stock

2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holders of any capital stock of the Company:

(a) Merger Consideration. Each share of the common stock, par value $0.0001 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive $2.85 per Share in cash (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share referred to in Section 2.1(a) and each Share, if any, owned by the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall automatically be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) No Appraisal Rights. In accordance with Section 910 the NYBCL, no appraisal rights shall be available to the holders of the Shares in connection with the Merger.

2.2 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company (such approval not to be unreasonably withheld or delayed) (and pursuant to an agreement in form and substance reasonably acceptable to the Company) (the “Paying Agent”), in trust for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America or any agency or instrumentality thereof. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to the Surviving Corporation or Parent, as directed by Parent. To the extent that there are losses with respect to any such investments or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 2.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace, restore or increase the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such remaining payments under Section 2.1(a).

3

(b) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within three (3) business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record, as of immediately prior to the Effective Time, of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or non-certificated Shares held in book-entry position (the “Book-Entry Shares”) in exchange for the Per Share Merger Consideration.

(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and such Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares, as applicable. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registrations of transfer on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II. From and after the Effective Time, holders of Shares shall cease to have any rights as shareholders of the Company, except as provided herein or by Law.

4

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature. For purposes of this Agreement, the term “Governmental Entity” shall mean any United States or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

2.3 Treatment of Stock Plans.

(a) Options. At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans, whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than ten (10) business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Company Option, whether vested or unvested, immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall be cancelled without any payment therefor.

(b) Restricted Shares. At the Effective Time, each outstanding share of restricted stock (a “Restricted Share”) and each outstanding restricted stock unit (a “Restricted Stock Unit”) under the Stock Plans, in each case, whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than ten (10) business days after the Effective Time), an amount in cash equal to (x) the total number of such Restricted Shares and Restricted Stock Units, whether vested or unvested, immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

5

2.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

2.5 Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
Representations and Warranties

3.1 Representations and Warranties of the Company. Except as set forth in the Company Reports filed with the SEC or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Change. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ charters and by-laws or comparable governing documents, each as amended to and in effect on the date hereof. Neither the Company nor any of its Subsidiaries is a party to or is liable (including contingently) under a guarantee, indemnity, bond, letter of comfort or other agreement to provide surety in respect of the obligations of either OPS Acquisitions Limited or Ocean Protection Services Limited, except the guaranty, security agreement, and share charge, each dated as of March 5, 2014, as amended by the first amendment to guaranty, first amendment to security agreement, and deed of partial release, each dated as of September 2016, given by Ocean Protection Services, LLC in favor of Full Circle Capital Corporation, whereby Ocean Protection Services, LLC guaranteed the obligations of OPS Acquisitions Limited and Ocean Protection Services Limited to Full Circle Capital Corporation, under which Ocean Protection Services, LLC’s liability to pay is limited to Full Circle Capital Corporation’s sole recourse to Ocean Protection Services, LLC pledge of its shares in OPS Acquisitions Limited pursuant to the March 5, 2015 share charge and security agreement, as amended. Neither the Company nor any of its Subsidiaries is or, during the year prior to the date of this Agreement, has been a party to or concerned in any agreement or arrangement, or conducted itself (whether by omission or otherwise) in a manner, which has or is reasonably expected to result in Ocean Protection Services LLC being liable for any of the liabilities of OPS Acquisitions Limited beyond the amount (if any) unpaid on its shares in OPS Acquisitions Limited. Command Security Corporation Ltd., a Bermuda company, has neither conducted any business or had any other operations of any kind, in each case, since the date of its formation. As used in this Agreement, the terms (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) “Company Material Adverse Change” means any event, change, effect, development, or occurrence (each a “Change”) that, when considered individually or in the aggregate with all other Changes, is or would be reasonably likely to be materially adverse to (x) the ability of the Company to timely perform its obligations under, and consummate the transactions contemplated by, this Agreement or (y) the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, provided that no Change resulting from the following shall constitute or be taken into account in determining whether there has been a Company Material Adverse Change under clause (y) above:

6

(A) Changes generally affecting the securities, credit or financial markets in the United States or the European Union;

(B) Changes generally affecting the industry or industries in which the Company or any of its Subsidiaries operates (including such Changes resulting from general economic conditions);

(C) the announcement or pendency of this Agreement and the transactions contemplated hereby (including the Merger);

(D) Changes arising out of acts of terrorism, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, floods or other natural disasters) or force majeure events;

(E) Changes in applicable Laws or interpretations thereof;

(F) Changes in GAAP or any non-U.S. equivalents thereof after the date hereof or the interpretations thereof;

(G) any action or omission (1) taken by Parent or its Affiliates, (2) required pursuant to the terms of this Agreement or (3) pursuant to the request or with the consent of Parent or its Affiliates;

7

(H) any item set forth in the Company Disclosure Letter to the extent such Change is reasonably foreseeable from such disclosure;

(I) any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period, provided that the exception in this clause shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a Company Material Adverse Change; and

(J) a decline in the price or trading volume of the Company’s common stock, provided that the exception in this clause shall not prevent or otherwise affect a determination that any Change underlying such decline has resulted in, or contributed to, a Company Material Adverse Change;

provided, that, with respect to clauses (A) through (I), the impact of such Change is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

As used in this Agreement, “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b) Capital Structure. The authorized capital stock of the Company consists of 50,000,000 Shares, of which 10,134,662 Shares were outstanding as of the close of business on September 17, 2018, and 1,000,000 shares of Series A convertible preferred stock, par value $0.0001 per share, none of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of September 17, 2018, other than 47,200 Shares reserved for issuance under the Company’s 2000 Stock Option Plan (the “2000 Plan”), 527,986 Shares reserved for issuance under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) and 1,877,424 Shares reserved for issuance pursuant to awards outstanding and 1,555,111 Shares reserved for issuance pursuant to future awards under the Company’s 2009 Omnibus Equity Incentive Plan (the “2009 Plan,” and together with the 2000 Plan and the 2005 Plan, the “Stock Plans”), in each case, including pursuant to awards outstanding, the Company has no Shares reserved for issuance. Section 3.1(b) of the Company Disclosure Letter contains a correct and complete list of Company Options, Restricted Shares, Restricted Stock Units and Performance Units outstanding under the Stock Plans, including where applicable the holder, date of grant, term (in the case of Company Options), number of Shares and, where applicable, exercise price. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or one or more wholly owned Subsidiaries of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance, other than Liens imposed by or arising under applicable law (each, a “Lien”). Other than the Voting Agreement, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of, restricting the transfer of, or providing for registration rights with respect to, the capital stock, equity interests or other ownership interests of the Company or any of its Subsidiaries.

8

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of at least two-thirds of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”) and the filing and recordation of appropriate merger documents as required by the NYBCL, to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles regardless of whether enforcement is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has: (A) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its shareholders, (B) adopted this Agreement and approved the Merger, (C) resolved, subject to Section 4.2(d), to recommend adoption of this Agreement by the shareholders of the Company (such recommendation, the “Company Recommendation”) and (D) directed that the adoption of this Agreement be submitted to a vote of the Company’s shareholders.

9

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than (A) pursuant to Section 1.3, (B) with respect to the CFIUS Approval, (C) under the Exchange Act, (D) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement relating to the adoption of this Agreement and approval of the Merger by the shareholders of the Company, (E) under the rules and regulations of the NYSE American (f/k/a NYSE MKT, LLC) (“NYSE American”) and (F) pursuant to any applicable non-U.S. or U.S. state securities or blue sky laws (collectively, clauses (A) through (F), the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not (x) individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Change or (y) prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement.

(ii) Assuming compliance with the matters referenced in Section 3.1(d)(i), receipt of the Company Approvals and the receipt of the Company Requisite Vote, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, or the creation or acceleration of any material obligations pursuant to, any lease, license, contract, note, mortgage, indenture, agreement, arrangement or other instrument or obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries (including without limitation, the Government Contracts (as defined in Section 3.1(p)), or (C) a violation of any Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) (other than with regard to Government Contracts) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Change or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal year ended March 31, 2018, (B) its quarterly reports on Form 10-Q for its fiscal quarters ended after March 31, 2018, (C) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since March 31, 2018, and (D) all other forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since April 1, 2018 (the “Applicable Date”) (clauses (A) through (D) collectively, the “Company Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), and any rules and regulations promulgated thereunder applicable to such Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

10

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be noted therein.

(iii) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. No significant deficiency, material weakness or fraud that involves management or other employees was identified in management’s assessment of internal controls as of March 31, 2018. The Company maintains “disclosure controls and procedures” (as defined by Rule 13a-15 or 15d-15 under the Exchange Act) that are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC.

(iv) Since April 1, 2017, the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and the statements contained in such certifications were and are true and complete on the date such certifications were made and as of the date of this Agreement, respectively. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(f) Absence of Certain Changes. Since June 30, 2018 and ending on the date hereof, (i) the Company, its Subsidiaries, and, to the Knowledge of the Company, except as set forth in Section 3.1(f) of the Company Disclosure Letter, each of OPS Acquisitions Limited and Ocean Protective Services Limited, have conducted their respective businesses in the ordinary course, (ii) there has not been any change in the business, financial condition or results of their operations that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Change and (iii) there has not been any action taken or agreed to be taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clauses (i), (ii), (iii), (vii) and (x) of Section 4.1.

11

(g) Litigation and Liabilities.

(i) Except as set forth in Section 3.1(g) of the Company Disclosure Letter, as of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that (A) does not involve an amount in controversy in excess of $250,000 and (B) does not seek material injunctive or other non-monetary relief. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, is reasonably likely to result in a Company Material Adverse Change.

(ii) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, either of OPS Acquisitions Limited and Ocean Protective Services Limited, has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet by GAAP), other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of June 30, 2018 included in the Company Reports (without giving effect to any amendment thereto filed on or after the date hereof) or (B) incurred in the ordinary course of business since June 30, 2018 and that are not material to the Company and its Subsidiaries taken as a whole.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 3.1(g)(ii) of the Company Disclosure Letter assuming due inquiry.

(h) Employee Benefits.

(i) All material benefit and compensation plans, written Contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Company Employees”) and current or former directors of the Company under which there is a continuing financial obligation of the Company or with respect to which the Company has any direct or contingent liability, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock-based, incentive and bonus plans (the “Benefit Plans”) are listed in Section 3.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan that has received a favorable opinion letter from the Internal Revenue Service (the “IRS”) has been separately identified. True and complete copies of all written Benefit Plans listed in Section 3.1(h)(i) of the Company Disclosure Letter have been made available to Parent.

12

(ii) All Benefit Plans have been operated in and are in substantial compliance with their respective terms and with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws. Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter under Section 401(a) of the Code, and the Company is not aware of any circumstances that could result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(iii) No Benefit Plan is a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA or a “multiemployer plan” within the meaning of Section 3(37) of ERISA and neither the Company nor any of its Subsidiaries has or could reasonably be expected to incur any material liability under Subtitle C or D of Title IV of ERISA with respect to any such ongoing, frozen or terminated plan currently or formerly maintained by any of them, or such plan of any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its ERISA Affiliates have no unsatisfied liability under Title IV of ERISA. The Company has no obligation to provide post-employment welfare benefits except to the extent required by Section 4980B or other applicable Law.

(iv) As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened claims or litigation relating to the Benefit Plans, other than routine claims for benefits.

(v) Each Benefit Plan subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code, or applicable exemptions thereto, as in effect from time to time. No Company Option is subject to Section 409A of the Code The Company is not a party to any arrangement, oral or written, that would provide a gross-up to any employee or independent contractor for the cost of Taxes or penalties imposed under Section 409A, Section 457A or Section 4999 of the Code.

(vi) Except as set forth in Section 3.1(h) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits, or increase the amount payable or trigger any other obligation, under any Benefit Plan or otherwise, or (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan. No amount paid or payable under the Benefit Plans, or pursuant to any other agreement, contract or arrangement to which the Company is a party, to any “disqualified individual,” as defined in Section 280G(c) of the Code, of the Partnership or its Subsidiaries could fail to be fully deductible for federal income Tax purposes by virtue of Section 280G of the Code as a result of the transactions contemplated hereby.

13

(i) Compliance with Laws; Licenses. The businesses of each of the Company, its Subsidiaries and, to the Knowledge of the Company, each of OPS Acquisitions Limited and Ocean Protective Services Limited, have not been since the Applicable Date, and are not being, conducted in violation of any U.S. federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are immaterial to the Company, any of its Subsidiaries and/or either of of OPS Acquisitions Limited and Ocean Protective Services Limited (as applicable). Except with respect to regulatory matters covered by Section 4.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Change. Each of the Company, its Subsidiaries and, to the Knowledge of the Company, each of OPS Acquisitions Limited and Ocean Protective Services Limited has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Change.

(j) Takeover Statutes. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 3.2(i) are true and correct, no restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute (including Section 912 of the NYBCL) or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s charter or bylaws is applicable to the execution, delivery or performance of this Agreement, the Voting Agreement or the consummation of the Merger.

(k) Environmental Matters.

(i) Except for such matters that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Change: (A) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Law; (B) to the Knowledge of the Company, the Company and its Subsidiaries possess all permits and licenses required under applicable Environmental Law for the operation of their respective businesses as presently conducted; (C) neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past two years; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any complaints, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with any Environmental Law.

14

(ii) Notwithstanding any other representation or warranty in Article III of this Agreement, the representations and warranties contained in this Section 3.1(k) constitute the sole representations and warranties of the Company relating to any Environmental Law.

As used herein, the term “Environmental Law” means any applicable law, regulation, code of any Governmental Entity (A) concerning the protection of the environment (including air, water, soil and natural resources) or (B) the release or disposal of any Hazardous Substances, in each case as presently in effect.

As used herein, the term “Hazardous Substance” means any substance presently listed or defined as a “hazardous” substance, “hazardous” material, or “hazardous” waste, “pollutant” or analogous terminology under any applicable Environmental Law.

(l) Taxes.

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed or caused to be timely filed (in each case taking into account any extension of time within which to file) all material Tax Returns required to be filed on or before the Closing by any of them or have had filed any such Tax Returns with respect to them, and all such filed Tax Returns are complete and accurate in all material respects, (B) have timely and properly paid all material Taxes that are required to be paid (after giving effect to any valid extensions of time in which to make such payment) or that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party (whether or not shown on a Tax Return), except with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established on the Financial Statements, and (C) have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(ii) As of the date hereof, there are not pending or, to the Knowledge of the Company, otherwise threatened or asserted, any audits, examinations, investigations or other proceedings in respect of or otherwise relating to a material amount of Taxes or material Tax matters of the Company. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended March 31, 2018, 2017 and 2016.

(iii) No tax lien has been filed by any Taxing Authority against the Company or any of its Subsidiaries or any of their assets (other than liens for Taxes not yet due).

15

(iv) Each of the Company and its Subsidiaries has materially complied with all applicable Laws relating to the withholding and paying over of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any similar provision of any other Laws).

(v) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than any such group the common parent of which is or was the Company) or (B) has liability for Taxes of any Person (other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law).

(vi) There are no Tax allocation, Tax sharing, Tax indemnity, Tax receivable or other similar agreements or arrangements to which the Company or any of its Subsidiaries is a party, in each case, other than customary provisions in agreements or arrangements the primary subject of which is not Taxes.

(vii) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” (as defined in Treasury Regulations Section 1.6011-4).

(viii) Neither the Company nor any of its Subsidiaries has within the five years preceding the date of this Agreement been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(ix) In the past three years, no jurisdiction in which the Company or any of its Subsidiaries does not file Tax returns has asserted that the Company or a subsidiary that does not file Tax returns in that jurisdiction may be liable for income or franchise Tax in that jurisdiction.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additional amounts imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, claims for refund and information returns) supplied or required to be supplied to a Tax Authority relating to Taxes (including any schedules, attachments, supplements or amendments to any of the foregoing) and (C) the term “Tax Authority” means, with respect to any Tax, the governmental authority responsible for the imposition or collection of such Tax.

(m) Labor Matters. Except as set forth in Section 3.1(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout, or to the Knowledge of the Company, union organizing effort, in each case, involving the Company or any of its Subsidiaries.

16

(n) Intellectual Property.

(i) Except as would not be reasonably likely to result in a Company Material Adverse Change, the Company and each of its Subsidiaries own or have the right to use all Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof (the “Material Intellectual Property”). Except as would not be reasonably likely to result in a Company Material Adverse Change: (A) no written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party and no such Material Intellectual Property is the subject of any pending or, to the Company’s Knowledge, threatened action, suit, claim, investigation or other proceeding; (B) no person or entity has given written notice to the Company or any of its Subsidiaries that the use of any Material Intellectual Property by the Company or any licensee is infringing any patent, trademark, copyright or design right, or that the Company or any of its Subsidiaries has misappropriated any trade secret; and (C) to the Knowledge of the Company, the use of the Material Intellectual Property by the Company and its Subsidiaries does not infringe any intellectual property right of any third party, and does not involve the misappropriation of any trade secrets of any third party.

(ii) Notwithstanding any other representation or warranty in Article III of this Agreement, the representations and warranties contained in this Section 3.1(n) constitute the sole representations and warranties of the Company relating to any Intellectual Property.

As used in this Agreement, “Intellectual Property” means all: (A) trademarks, service marks, certification marks, Internet domain names, logos, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals thereof; (B) inventions and all patents, and applications therefor, including divisions, continuations, continuations-in-part, and all renewals, extensions, reexaminations and reissues thereof; (C) trade secrets; and (D) published and unpublished works of authorship, copyrights therein and thereto, and registrations and applications therefor, and all renewals and extensions thereof.

(o) Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. All insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) that are material to the Company or any of its Subsidiaries are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Change.

17

(p) Material Contracts.

(i) Except as set forth in Section 3.1(p) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by: (i) any Contract relating to indebtedness for borrowed money or any financial guaranty thereof in excess of $500,000, other than indebtedness between and among the Company and its Subsidiaries; (ii) any Contract that prohibits the Company from competing in any material respect in any business line or in any geographic area; (iii) any Contract that involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument; (iv) any Contract that involved expenditures or receipts by the Company or any of its Subsidiaries of more than $250,000 in the last fiscal year or is expected to involve expenditures or receipts by the Company or any of its Subsidiaries of more than $250,000 in the current fiscal year; (v) any Contract that involved, since April 1, 2017, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person (other than acquisitions or dispositions of (A) assets in the ordinary course of business, including acquisitions and dispositions of inventory, (B) assets, capital stock and other equity interests by and among the Company and its Subsidiaries, or (C) assets, capital stock and other equity interests with a value of not more than $250,000 individually or $500,000 in the aggregate); (vi) any Contract (other than this Agreement) that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (vii) any material joint venture or partnership Contract; (viii) any Contract for the lease of real property material to the operation of the Company’s business; (ix) any Government Contract; (x) any Company Material Contract (including any Government Contract) that requires a consent to, or otherwise contains a provision that would prohibit or delay, the consummation of the transactions contemplated by this Agreement in the event of, a “change of control” or other change of ownership of the Company or any of its Subsidiaries; and (xi) any Contract deemed to be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has been and was required to be filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 or any Company Reports filed after the date of filing of such Form 10-K until the date hereof (all contracts of the type described in this Section 3.1(p)(i) being referred to herein as “Company Material Contracts”). For all purposes of this Agreement, (i) “Government Contract” means the contracts listed on Section 3.1(p)(ix) of the Company Disclosure Letter, which includes any prime contract, subcontract, teaming agreement, joint venture agreement, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, cooperative agreement, Bid, change order, arrangement or other commitment, in each case for which performance is active between the Company or any Subsidiary thereof and (A) a Governmental Entity, (B) any prime contractor to a Governmental Entity or (C) any subcontractor with respect to any contract described in clause (A) or (B); and (ii) “Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries which, if accepted, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services by the Company or any Subsidiary thereof.

18

(ii) Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any other party is in material breach of or material default under the terms of any Company Material Contract (including without limitation any exclusivity, non-competition, or “most favored customer” terms). Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiaries which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

(q) Real Property. Except as would not be reasonably likely to result in a Company Material Adverse Change, the Company and its Subsidiaries hold valid leasehold interests in all real property material to the operation of the Company’s business. Neither the Company nor any of its Subsidiaries holds fee title to any real property.

(r) Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Nomura Securities International, Inc. as its financial advisor.

(s) Opinion of Financial Advisor. Nomura Securities International, Inc. has delivered to the Company Board an opinion, to the effect that, as of the date thereof, and subject to the various assumptions, limitations and qualifications set forth therein, the Per Share Merger Consideration to be paid to the holders of the Shares (other than Excluded Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A copy of such opinion has been provided to Parent or, if such written opinion is not available as of the date of this Agreement, will be provided to Parent promptly after the date of this Agreement, in either such case, solely for informational purposes.

(t) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1 (as modified by the Company Disclosure Letter, as supplemented or amended), neither the Company nor any other Person on behalf of the Company or any Subsidiary of the Company makes any other express or implied representation or warranty with respect to the Company or any Subsidiary of the Company or the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates or its directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, the “Representatives”). Except for the representations and warranties contained in this Section 3.1 (as modified by the Company Disclosure Letter, as supplemented or amended), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant, or Representative of the Company or any of its Affiliates). Notwithstanding anything contained in this Agreement to the contrary, the Company makes no representations or warranties to Parent or Merger Sub regarding any projections or the future or probable profitability, success, business, prospects, opportunities, relationships and operations of the Company and/or its Subsidiaries.

19

3.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), each of Parent and Merger Sub hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the charter and by-laws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve or adopt this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the adoption and approval of this Agreement by Parent as the sole shareholder of Merger Sub (the “Parent Requisite Vote”), which adoption and approval by Parent will occur immediately following execution of this Agreement, and the filing and recordation of appropriate merger documents as required by the NYBCL, to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

20

(c) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) with respect to the CFIUS Approval, (C) under the Exchange Act and (D) required to be made by Parent pursuant to any Government Contract (with respect to which Parent and Merger Sub have relied on the Company’s representations and warranties) (collectively, clauses (A) through (D), the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent and Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) Assuming compliance with the matters referenced in Section 3.2(c)(i) and receipt of the Parent Approvals, the execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or default under, the charter or by-laws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries (other than Merger Sub), (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, or the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or (C) a violation of any Laws to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin or would be reasonably likely to have the effect of preventing, making illegal or otherwise interfering with the Merger and the other transactions contemplated by this Agreement.

(e) Availability of Funds. Parent has the financial ability and will have available at Closing sufficient cash in immediately available funds to pay the aggregate Merger consideration contemplated by this Agreement (including the payment by Parent pursuant to Section 2.2) and all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement. Parent expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereunder is not subject to any condition or contingency with respect to financing.

21

(f) Capitalization of Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. The authorized capital stock of Merger Sub consists solely of 200 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Brokers and Finders. Neither Parent nor any of its Subsidiaries (including Merger Sub) has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement.

(h) Solvency. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Per Share Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term “Solvent” when used with respect any Person means that, immediately following the Effective Time, (a)(i) the fair value of the assets of such Person will exceed the amount of all liabilities, contingent or otherwise, of such Person and (ii) the amount of the Present Fair Salable Value of its assets will, as of such time, exceed the probable value of all of its debts and liabilities on a consolidated basis, contingent or otherwise, as such debts and liabilities become absolute and matured, (b) the Person will not have, as of such time, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) the Person will be able to pay its Debts as they become absolute and mature. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent,” (a) “Debt” means liability on a “Claim” and (b) “Claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises. For purposes of this definition, “not have an unreasonably small amount of capital for the business in which it is engaged or will be engaged” and “able to pay its pay its Debts as they become absolute and mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of Parent or the Company.

(i) Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company or other securities convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries (other than as contemplated by this Agreement). There are no agreements, arrangements or understandings between Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to the transactions contemplated hereby. None of Parent, Merger Sub or any of their respective Subsidiaries is, or at any time during the last five (5) years has been, an “interested shareholder” of the Company (as defined in Section 912 of the NYBCL) (other than as contemplated by this Agreement).

22

(j) Proxy Statement. None of the information to be supplied in writing by Parent, Merger Sub or any Representative of Parent or Merger Sub for inclusion in the Proxy Statement, if any, will, at the time such document is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k) Management Arrangements. To the Knowledge of the Company, as of the date hereof, other than the Voting Agreement, none of Parent, Merger Sub nor any of their Affiliates has entered into any Contract, agreement, arrangement or understanding with any of the directors or officers of the Company that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise).

ARTICLE IV
Covenants

4.1 Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, delayed or conditioned and except as otherwise expressly contemplated by this Agreement and except as required by applicable Laws), the business of it and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain its and their existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise contemplated or required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned in the case of clauses (v), (ix) and (xi) below), (C) as required by applicable Laws or any Governmental Entity or (D) as set forth in Section 4.1(a) of the Company Disclosure Letter, the Company will not, and will not permit its Subsidiaries, to:

(i) adopt any amendments to its charter or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, sell or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries or directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, in whole or in part, any of its material properties, assets or rights or any interest therein, except for any such transactions solely among Subsidiaries of the Company;

23

(iii) acquire assets outside of the ordinary course of business from any other Person, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and disclosed to Parent;

(iv) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of Shares upon the exercise of Company Options and the settlement of Restricted Shares and Restricted Stock Units (and dividend equivalents thereon, if applicable) outstanding on the date of this Agreement in accordance with their terms) or (B) the issuance of shares of capital stock by a Subsidiary of the Company to the Company or another Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exchangeable or exercisable securities (including the grant or award of additional Company Options, Restricted Shares or Restricted Stock Units);

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect Subsidiary of the Company);

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect Subsidiary of the Company to the Company or to any other direct or indirect Subsidiary of the Company);

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the exercise of Company Options or the settlement of Restricted Shares or Restricted Stock Units);

(viii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary and usual course of business (including for the avoidance of doubt borrowings and issuances of letters of credit under the Company’s revolving credit facility and the financing of insurance premiums);

24

(ix) make or authorize any capital expenditure in excess of $250,000 in the aggregate;

(x) make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or a Governmental Entity;

(xi) settle any litigation or other proceedings before a Governmental Entity unless the settlement solely consists of a cash payment by the Company or any of its Subsidiaries not in excess of $100,000;

(xii) (A) other than in the ordinary course of business consistent with past practices, make, change or revoke any material Tax election, (B) other than in the ordinary course of business consistent with past practices, file or amend any Tax Return, (C) adopt or change a method of accounting in respect of Taxes, (D) consent to any extension or waiver of the limitations period applicable to a Tax Return, (E) surrender any right to request a material refund of Taxes or (F) settle or otherwise agree to a resolution of any material claim or assessment relating to Taxes;

(xiii) except for transactions among the Company and its Subsidiaries, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case which is material to the Company and its Subsidiaries taken as a whole, other than equipment, inventory, supplies and other assets in the ordinary course of business and other than pursuant to Contracts in effect prior to the date of this Agreement;

(xiv) except as required pursuant to any Contracts in effect prior to the date of this Agreement, or any Benefit Plans in effect prior to the date of this Agreement or replacement Benefit Plans entered into after the date of this Agreement and prior to the Effective Time in the ordinary course of business, or as otherwise required by applicable Laws, (A) grant or provide any severance or termination payments or benefits to any director, officer or other employee of the Company or any of its Subsidiaries, except in the ordinary course of business or consistent with past practice or pursuant to existing Contracts, (B) increase the compensation or make any new equity awards to any director, officer or other employee of the Company or any of its Subsidiaries, except in the ordinary course of business or consistent with past practice, or (C) establish, adopt, terminate or materially amend any Benefit Plan, other than changes that are made in the ordinary course of business or consistent with past practice that do not materially increase the costs to the Company of any such Benefit Plan; or

(xv) agree, authorize or commit to do any of the foregoing.

(b) Parent shall not knowingly take or permit any of its Subsidiaries to take any action that could reasonably be likely to prevent or delay the consummation of the Merger.

25

4.2 Acquisition Proposals. (a) Subject to Sections 4.2(c) and 4.2(d), on the date hereof, the Company shall (i) cease and cause to be terminated any existing solicitation, initiation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement.

(b) Until the Closing or, if earlier, the termination of this Agreement in accordance with Article VI, the Company shall not, and shall not direct, authorize or permit any of its Subsidiaries or any of their Representatives to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal (including by way of providing access to non-public information), (ii) engage in or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, and (iii) otherwise knowingly assist, participate in or knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Company Requisite Vote is obtained, the Company may (i) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to, and no less favorable to the Company than under the non-disclosure agreement, dated as of June 19, 2018, by and between the Company and Parent (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal); provided, that the Company shall provide Parent a copy of each confidentiality agreement the Company has executed in accordance with this Section 4.2, each of which may be reasonably and appropriately redacted with respect to identifying details and other sensitive information; provided, further that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person; or (ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, in each case if and only to the extent that, (A) prior to taking any action described in clause (c)(i) or (c)(ii) above, (1) the Company Board receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 4.2 and (3) the Company Board determines, in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) in each such case referred to in clause (c)(i) or (c)(ii) above, the Company Board has determined in good faith based on the information then available and after consultation with its independent financial advisor that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

26

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may, if the Company Board determines in good faith, after consultation with its outside counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, (i) at any time prior to the time the Company Requisite Vote is obtained, withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof (a “Change of Recommendation”) or (ii) at any time following the occurrence of the Shareholders Meeting but solely to the extent that the Company Requisite Vote is not obtained, and solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 4.2, cause the Company to terminate this Agreement to enter into an acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) relating to any Superior Proposal; provided, however, that the Company may not make a Change of Recommendation, terminate this Agreement pursuant to Section 6.3(a), or enter into an Alternative Acquisition Agreement unless:

(i)	the Company notifies Parent in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new five Business Day period); and

(ii)	if Parent makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Change of Recommendation or terminate this Agreement, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(e) The Company agrees that it will promptly (and in any event within one Business Day) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (other than the name of the Person making such proposal or offer) and thereafter shall keep Parent informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

27

(f) Nothing contained in this Agreement shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act (or any similar communication to the shareholders of the Company) or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company).

(g) For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(h) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal involving more than 50% of the consolidated total assets (including equity securities of its Subsidiaries) or the total voting power of any class of equity securities of the Company that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement.

4.3 Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to itself and its Subsidiaries, that, at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

28

4.4 Shareholders Meeting. As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders, the Company shall (i) duly call, give notice of, convene and hold a meeting of the holders of Shares (the “Shareholders Meeting”) to consider and vote upon the approval of this Agreement and (ii) use all reasonable efforts to solicit from the holders of Shares proxies in favor of the approval of the Agreement (and such Shareholders Meeting shall in any event be no later than 45 calendar days after (i) the 10th calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has, by the 10th calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). The Company may postpone or adjourn the Shareholders Meeting solely (i) with the consent of Parent; (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of Shares for the Company Requisite Vote, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders Meeting; provided, that the Company may not postpone or adjourn the Shareholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Shareholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares for the Company Requisite Vote; provided that the Company shall not be required to adjourn the Shareholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of an Change of Recommendation specifically permitted by Section 4.2, the Company, through the Company Board, shall (i) recommend to its shareholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by Parent or Merger Sub.

4.5 Filings; Other Actions; Notification. (a) Proxy Statement. The Company shall promptly (and in any event within one Business Day) notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including, without limitation, pursuant to any Government Contract). Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

29

(c) CFIUS.

(i) Each of the Company and Parent shall jointly submit a draft and a final notice to the Committee on Foreign Investment in the United States and its member agencies (“CFIUS”) with respect to the transactions contemplated by this Agreement as promptly as practicable following the date hereof. Each of the Company and Parent shall respond fully, appropriately and timely to any request for information from CFIUS throughout the CFIUS process and in accordance with the CFIUS regulations. In addition, as consistent with any CFIUS requests for confidentiality, each party shall cooperate and each party shall have the opportunity to attend (or have its representatives participate in) any meetings with CFIUS member agencies, attend any on-site visit by CFIUS member agencies to a party’s facility (if requested by a CFIUS member agency), and take any other commercially reasonable action in furtherance of receipt of the CFIUS Approval. For the purposes of this Agreement, “CFIUS Approval” means the Company and Parent shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the transaction is not a “covered transaction” and not subject to review under applicable Law; or (ii) the review of the transaction contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by the Company and Parent and either (A) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

(ii) Each of the Company and Parent shall, and shall cause each of their respective Affiliates to, take any and all commercially reasonable actions necessary, proper or advisable, to obtain CFIUS Approval as soon as practicable and feasible, in accordance with the CFIUS timetable; provided, however, that such efforts with respect to Parent shall not require Parent to agree to take or accept any condition or mitigation measures proposed by CFIUS that (A) in Parent’s reasonable business judgment, would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or prospects of Parent or its Affiliates (including the Company and its Subsidiaries from and after the Closing) or (B) are not conditioned upon the consummation of the transactions contemplated hereby.

30

(iii) Each of the Company and Parent shall keep the other party reasonably apprised of the content and status of any communications with, and communications from, CFIUS and shall permit the other party to review in advance (and shall consider any comments made by the other party in relation to) any proposed substantive communication by such party to CFIUS (except to the extent such communication contains confidential or proprietary information not directly related to the transactions contemplated by this Agreement).

(d) Liquidation of Bermuda Subsidiary. As promptly as possible following the date hereof, the Company shall commence the liquidation, winding-up and dissolution of Command Security Corporation Ltd., a Bermuda company, in accordance with the procedures required by the Companies Act 1981 and/or the Companies (Winding Up) Rules 1982 and other applicable Laws. From and after the date hereof, the Company shall use commercially reasonable efforts to complete such liquidation, winding-up and dissolution of Command Security Corporation Ltd. prior to the Closing without liability to the Company.

(e) Information. Subject to applicable Laws, each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Status. Subject to applicable Laws and the instructions of any Governmental Entity, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein.

4.6 Access and Reports. Subject to applicable Laws, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided further that the foregoing shall not require the Company to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) disclose (A) any privileged information of the Company or any of its Subsidiaries, (B) any information that is competitively sensitive or (C) any information that would violate Law, or (iii) permit Parent or any of its Representatives to conduct any environmental investigation. All requests for information made pursuant to this Section 4.6 shall be directed to the executive officer of or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

31

4.7 NYSE American De-listing. Prior to the Closing Date, the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE American to enable the delisting by the Surviving Corporation of the Shares from NYSE American and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

4.8 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided that the Company shall be permitted (without consulting with, or obtaining the consent of, Parent) to make such statements and announcements to its employees as the Company shall deem to be reasonably necessary, proper or advisable. Notwithstanding the foregoing, (a) nothing in this Section 4.8 shall limit the Company’s or the Company Board’s rights under Section 4.2, (b) the Company will no longer be required to consult with Parent in connection with any such press release or public statement if the Company Board has effected a Change of Recommendation or shall have resolved to do so and (c) the requirements of this Section 4.8 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.

4.9 Employee Benefits. (a) Subject to the terms of any collective bargaining agreement, Parent agrees that, for twelve (12) months following the Effective Time, Parent will cause the Company or the Surviving Corporation, as applicable, to provide the employees of the Company and its Subsidiaries (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage provided to such employee by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) cash target bonus opportunities (including annual and quarterly bonus opportunities that are no less favorable to such employees than those provided to such employees by the Company and its Subsidiaries immediately prior to the Effective Time, (iii) employee benefits that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iv) severance benefits that are no less favorable than those set forth in Section 4.9(a) of the Company Disclosure Letter.

32

(b) With respect to any employee benefit plan maintained by Parent or any Subsidiary of Parent (collectively, “Parent Benefit Plan”) in which any employee of the Company or its Subsidiaries or the beneficiaries and dependents thereof is otherwise eligible to participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) recognize all service of such employees with the Company or any of its Subsidiaries, as the case may be, for purposes of determining eligibility to participate, vesting, accruals, and entitlement to benefits where length of service is relevant, other than benefit accruals under a defined benefit pension plan, to the extent credited under the corresponding Benefit Plan, (ii) use commercially reasonable efforts to seek to waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements and (iii) use commercially reasonable efforts to provide credit for any co-payments and deductibles incurred prior to the Effective Time in the plan year in which the Effective Time occurs for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Parent Benefit Plans that may apply as of or following the Effective Time.

(c) From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all employment, severance, income continuity and change of control programs, plans or agreements between the Company and any employee of the Company and its Subsidiaries including bonuses, incentives, severance payments or deferred compensation in existence on the date hereof; provided, that nothing herein shall be deemed to prohibit the Company or the Surviving Corporation from amending or terminating any such program, plan or agreement in accordance with its terms.

(d) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Stock Plan and Benefit Plan, as applicable, will occur at the Effective Time

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of the Company or the Surviving Corporation to terminate, any employee for any reason, (ii) require the Company or the Surviving Corporation to continue any Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) amend any Benefit Plan or any other employee benefit plan, program or arrangement.

(f) No provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee by the Company, Parent or the Surviving Corporation or under any Benefit Plan or any other employee benefit plan which the Company, Parent or the Surviving Corporation may maintain.

4.10 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent in connection with the transactions contemplated in Article II, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Sections 4.5(c), 4.11(b) and 6.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

33

4.11 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that all rights to indemnification existing in favor of each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”, and individually, an “Indemnified Party”) as provided in the charter or by-laws of the Company or any of its Subsidiaries in each case as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A and Side B coverage parts (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies a premium amount on an annualized basis in excess of 150% of the annual premiums currently paid by the Company for such insurance; and provided further that, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

34

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 4.11.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations under this Section 4.11.

4.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub, the Company and the members of their respective boards of directors shall, to the fullest extent practicable, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

4.13 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

4.14 Section 16 Matters. Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent to take the actions contemplated by this Section 4.14, each of the Company and Parent shall take all such steps as may be necessary or appropriate to ensure that any dispositions of Shares (including derivative securities related to such stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt pursuant to Rule 16b-3 under the Exchange Act.

4.15 Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, take all such necessary action.

ARTICLE V
Conditions

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable Laws and the charter and by-laws of the Company.

35

(b) Regulatory Consents. (i) The CFIUS Approval shall have been obtained in accordance with Section 4.5(c); and (ii) all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (including, without limitation, pursuant to any Government Contract) (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company and Parent shall have been made or obtained (as the case may be).

(c) No Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

5.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(b), Section 3.1(c) and Section 3.1(r) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without regard to any “materiality”, “in all material respects”, or Company Material Adverse Change or similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 5.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Change; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such officer has read this Section 5.2(a) and the conditions set forth in this Section 5.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Change, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

36

5.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement in Section 3.2(f) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without regard to any materiality or qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 5.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated hereby; and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such officer has read this Section 5.3(a) and the conditions set forth in this Section 5.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

ARTICLE VI
Termination

6.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 5.1(a), by mutual written consent of the Company and Parent.

37

6.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Merger shall not have been consummated on or before the date that is six months from the date hereof (the “Outside Date”), whether such date is before or after the date of approval of this Agreement by the shareholders of the Company referred to in Section 5.1(a); provided that if, on the Outside Date, one or more of the conditions to the Closing set forth in Sections 5.1(b) or 5.1(c) (to the extent relating to the CFIUS Approval) shall not have been fulfilled but all other conditions to Closing shall have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing), then the Outside Date shall, without any action on the part of the parties hereto, be extended to the date that is nine months from the date hereof; provided further that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date; provided further that the parties agree that Parent shall have no right to terminate this Agreement pursuant to this Section 6.2(a) during the pendency of legal proceedings by the Company for specific performance pursuant to Section 7.6;

(b) the approval of this Agreement by the shareholders of the Company referred to in Section 5.1(a) shall not have been obtained at the Shareholders Meeting, including any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 5.1(a)); provided that the right to terminate this Agreement pursuant to this Section 6.2(c) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such action or event.

6.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time following the occurrence of a Shareholders Meeting at which the holders of Shares consider and vote upon the approval of this Agreement, but prior to the time the Company Requisite Vote is obtained, if: (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 6.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that (i) Section 5.3(a) or 5.3(b) would not be satisfied and (ii) such breach or failure to be true is not curable by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent or (y) the Outside Date (provided that the Company is not then in breach of any representation, warranty, covenant or agreement such that Section 5.2(a) or 5.2(b) would not be satisfied); or

38

(c) at any time following the occurrence of a Shareholders Meeting at which the holders of Shares consider and vote upon the approval of this Agreement, but prior to the time the Company Requisite Vote is obtained, if the Company Board shall have made a Change in Recommendation.

6.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) the Company Board shall have made a Change of Recommendation; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that (i) Section 5.2(a) or 5.2(b) would not be satisfied and (ii) such breach or failure to be true is not curable by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company or (y) the Outside Date (provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement such that Section 5.3(a) or 5.3(b) would not be satisfied).

6.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) subject to Section 6.5(b), no such termination shall relieve any party hereto of any liability or damages to the other party hereto (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including the total amount payable to such shareholders under this Agreement, lost combination opportunities and the time value of money)) resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in Section 7.1 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing shall impair the rights of the Company, if any, to obtain the relief set forth in Section 7.6 prior to any termination of this Agreement.

(b) Fees and Expenses.

(i)	Whether or not the Merger is consummated, except as otherwise provided herein, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)	In the event that (x) the Company shall have terminated this Agreement pursuant to Section 6.3(a) or Section 6.3(c) or (y) Parent shall have terminated this Agreement pursuant to Section 6.4(a) or Section 6.4(b) (but solely to the extent that the breach giving rise to Parent’s right to terminate pursuant to Section 6.4(b) is a material breach of Section 4.2) then the Company shall promptly pay to Parent a termination fee of $1,247,709 (the “Parent Termination Fee”).

39

(iii)	The parties hereto agree that the provisions contained in this Section 6.5(b) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 6.5(b)(ii) of this Agreement are uncertain and incapable of accurate calculation and that the amount payable pursuant to Section 6.5(b)(ii) hereof is a reasonable forecast of the actual damages which may be incurred Parent under such circumstances. The amount payable pursuant to Section 6.5(b)(ii) hereof constitutes liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in such Section.

ARTICLE VII
Miscellaneous

7.1 Survival. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Article II and Sections 4.9 (Employee Benefits), 4.10 (Expenses), 4.11 (Indemnification; Directors’ and Officers’ Insurance) and 4.15 (Additional Matters) shall survive the consummation of the Merger. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Sections 4.8 (Publicity), 4.10 (Expenses) and 6.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

7.2 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

7.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

40

7.4 Counterparts. This Agreement may be executed in any number of original, facsimile or PDF counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in accordance with Section 7.7 or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 7.5 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of any New York federal court sitting in the Borough of Manhattan of The City of New York or, if such federal court does not have jurisdiction over such action or proceeding, any state court sitting in the Borough of Manhattan of The City of New York, in the event any dispute arises out of, in connection with or relating to this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising out of, in connection with or relating to this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in any New York federal court sitting in the Borough of Manhattan of The City of New York or, if such federal court does not have jurisdiction over such action or proceeding, any state court sitting in the Borough of Manhattan of The City of New York, (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action arising out of, in connection with or relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(b).

41

7.6 Specific Performance. The parties acknowledge and agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or in the event of any actual or threatened breach of this Agreement, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Article VI, the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 7.9) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and any other agreement or instrument executed in connection herewith. The parties hereby further acknowledge and agree that such relief shall include the right of the Company to cause Parent and Merger Sub to consummate the transactions contemplated hereby, in each case, if each of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). The parties further agree that (a) by seeking the remedies provided for in this Section 7.6, a party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.6 are not available or otherwise are not granted and (b) nothing contained in this Section 7.6 shall require any party to institute any action or proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7.6 before exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any action or proceeding pursuant to this Section 7.6 or anything contained in this Section 7.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the parties hereby acknowledges and agrees (i) that it hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief and (ii) that the prevailing party in any such action or proceeding shall be entitled to reimbursement of all costs and expenses associated with seeking such relief, including all attorneys’ fees.

7.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile or email:

42

If to Parent or Merger Sub:

Prosegur SIS (USA) Inc.

c/o Prosegur Compañía de Seguridad, S.A.
24 Pajaritos Street, 28007, Madrid, Spain

Attention: Manuel Núñez
email: manuel.nunez@prosegur.com

or

Crescent Merger Sub, Inc.

c/o Prosegur Compañía de Seguridad, S.A.
24 Pajaritos Street, 28007, Madrid, Spain

Attention: Manuel Núñez
email: manuel.nunez@prosegur.com

with a copy to

Gibson, Dunn & Crutcher LLP
200 Park Avenue

New York, NY 10166
Attention: Jose W. Fernandez
fax: (212) 351-6276

email: JFernandez@gibsondunn.com

If to the Company:

Command Security Corporation
512 Herndon Parkway, Suite A
Herndon, VA 20170

Attention: N. Paul Brost, Craig P. Coy
fax: 703-543-0631

email: pbrost@commandsecurity.com; ccoy@commandsecurity.com

with a copy to

Winston & Strawn LLP
200 Park Avenue

New York, NY 10166
Attention: David A. Sakowitz
fax: (212) 294-4700

email: DSakowitz@winston.com

and

Winston & Strawn LLP
1700 K St NW

Washington, DC 20006
Attention: Thomas L. Mills
fax: (202) 282-5100

email: TMills@winston.com

43

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

7.8 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated June 19, 2018, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY AND ITS SUBSIDIARIES, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE COMPANY’S AND ITS SUBSIDIARIES’ CUSTOMERS AND THE EFFECTS ON THE BUSINESS RESULTING FROM THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PARENT AND MERGER SUB) AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE COMPANY AND ITS SUBSIDIARIES AS IT HAS REQUESTED. EACH OF PARENT AND MERGER SUB FURTHER ACKNOWLEDGES AND AGREES THAT (I) (A) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE COMPANY ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT AND (B) NONE OF PARENT OR MERGER SUB HAS RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, INCLUDING ANY FINANCIAL PROJECTIONS OR ANY INFORMATION PROVIDED BY OR THROUGH THEIR BANKERS, INCLUDING MANAGEMENT PRESENTATIONS, THE COMPANY’S ELECTRONIC DATA ROOM OR OTHER DUE DILIGENCE INFORMATION AND NONE OF PARENT OR MERGER SUB WILL HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS PARENT OR MERGER SUB MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN SECTION 3.1 HEREOF (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER, AS SUPPLEMENTED OR AMENDED) AND (III) NEITHER PARENT NOR ANY OF ITS AFFILIATES SHALL HAVE ANY CLAIM FOR LOSSES TO THE EXTENT RESULTING FROM, OR CAUSED BY, THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PARENT). FOR THE AVOIDANCE OF ANY DOUBT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE FINANCIAL PROJECTIONS, THAT PARENT AND MERGER SUB ARE FAMILIAR WITH SUCH UNCERTAINTIES, THAT PARENT AND MERGER SUB ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS SO FURNISHED TO THEM AND ANY USE OF OR RELIANCE BY PARENT AND MERGER SUB ON SUCH PROJECTIONS SHALL BE AT THEIR SOLE RISK, AND PARENT AND MERGER SUB SHALL NOT HAVE ANY CLAIM AGAINST ANYONE WITH RESPECT THERETO.

44

7.9 No Third-Party Beneficiaries. Except (a) as provided in Section 4.11 (Indemnification; Directors’ and Officers’ Insurance) and (b) following the Effective Time, for the provisions of Article II, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

7.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

7.11 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

7.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.13 Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

45

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

7.14 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to the mailing of the Proxy Statement to the Company’s shareholders, Parent may designate, by written notice to the Company, another affiliate that is a wholly owned direct or indirect subsidiary of Prosegur Compañía de Seguridad, S.A. to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

7.15 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (including any third party beneficiaries hereto) and none of (a) Parent’s or any of its Affiliates’ stockholders, members, managers, directors, officers, employees, agents, representatives, financing sources or assignees of any of the foregoing or (b) the Company’s or any of its Affiliates’ stockholders, members, managers, directors, officers, employees, agents, representatives, financing sources or assignees of any of the foregoing, in each case, shall have any liability for any obligations or liabilities of the other parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, except in each case as pursuant to the Voting Agreement.

46

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMMAND SECURITY CORPORATION

By	/s/ Craig P. Coy
Name:	Craig P. Coy
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PROSEGUR SIS (USA) INC.

By	/s/ Manuel Núñez Armas
Name:	Manuel Núñez Armas
Title:	Vice President

CRESCENT MERGER SUB, INC.

By	/s/ Manuel Núñez Armas
Name:	Manuel Núñez Armas
Title:	President and Treasurer

[Signature Page to Merger Agreement]

ANNEX A

DEFINED TERMS

Terms	Page
2000 Plan	8
2005 Plan	8
2009 Plan	8
Acquisition Proposal	28
Affiliate	8
Agreement	1
Alternative Acquisition Agreement	27
Applicable Date	10
Bankruptcy and Equity Exception	9
Benefit Plans	12
Bid	18
Book-Entry Shares	4
business day	2
By-laws	2
Certificate	3
CFIUS	30
CFIUS Approval	30
Change	7
Change of Recommendation	27
Charter	2
Closing	2
Closing Date	2
Code	13
Company Approvals	10
Company Board	1
Company Disclosure Letter	6
Company Employees	12
Company Material Adverse Change	7
Company Material Contracts	18
Company Option	5
Company Recommendation	9
Company Reports	11
Company Requisite Vote	9
Confidentiality Agreement	44
Constituent Corporations	1
Contract	10
D&O Insurance	34
Effective Time	2
Environmental Law	15
ERISA	12
ERISA Affiliate	13

ERISA Plan	13
Exchange Act	7
Exchange Fund	3
Excluded Share	3
Excluded Shares	3
GAAP	11
Government Contract	18
Governmental Consents	36
Governmental Entity	5
Hazardous Substance	15
Indemnified Parties	34
Indemnified Party	34
Insurance Policies	17
Intellectual Property	17
IRS	12
Knowledge	12
Laws	14
Licenses	14
Lien	8
Material Intellectual Property	17
Merger Sub	1
NY Certificate of Merger	2
NYBCL	1
NYSE American	10
Order	36
Outside Date	38
Parent	1
Parent Approvals	21
Parent Benefit Plan	33
Parent Disclosure Letter	20
Parent Requisite Vote	20
Paying Agent	3
Pension Plan	13
Per Share Merger Consideration	3
Person	5
Present Fair Salable Value	22
Proxy Statement	28
Representatives	19
Restricted Share	5
Restricted Stock Unit	5
SEC	10
Securities Act	10
Shareholders Meeting	28
Shares	3
Significant Subsidiary	7
Solvent	22

SOX	11
Stock Plans	8
Subsidiary	7
Superior Proposal	28
Surviving Corporation	1
Takeover Statute	14
Tax	16
Tax Authority	16
Tax Return	16
Taxes	16
Voting Agreement	1

ANNEX B

VOTING AGREEMENT

[Attached.]

EXHIBIT A

FORM OF CHARTER OF THE SURVIVING CORPORATION

[Attached.]

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COMMAND SECURITY CORPORATION

(under Section 402 of the Business Corporation Law)

Article I: The name of the corporation is Command Security Corporation (the “Corporation”).

Article II: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law. The corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

Article III: The office of the Corporation is to be located in the County of New York, State of New York. The location of the business to be conducted is County of New York, State of New York.

Article IV: The corporation shall have authority to issue one class of shares. The aggregate number of shares that the Corporation shall have authority to issue is 200 common shares, without par value.

Article V: The names and business addresses of the subscribers and the number of shares each subscriber shall have in the Corporation is:

Name	Address	Number of Shares

Prosegur SIS (USA), Inc.	c/o Prosegur Compañía de Seguridad S.A.	200
24 Pajaritos Street, 28007, Madrid, Spain

Article VI: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served and the post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

c/o Cogency Global Inc.

10 East 40th Street, 10th Floor

New York, NY 10016

Article VII: To the fullest extent permissible by the Business Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment, alteration or repeal of this Article VII that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Article VIII: The period of duration of the Corporation shall be perpetual.

c/o Prosegur Compañía de Seguridad S.A.

24 Pajaritos Street, 28007, Madrid, Spain

IN WITNESS WHEREOF, this Certificate has been signed the sole shareholder of the Corporation this [_] day of [MONTH], 201[_].

PROSEGUR SIS (USA) INC.

By:
Title: